Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nephros, Inc.

South Orange, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements of Nephros, Inc. on Form S-8 (Nos. 333-127264; 333-148236; 333-188592; 333-205167; 333-223849; 333-232707) and on Form S-3 (Nos 333-225109; 333-232708; 333-234528), of our report dated February 27, 2020, relating to the consolidated financial statements of Nephros, Inc. and Subsidiaries, as of and for the years ended December 31, 2019 and 2018, which appears in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Moody Famiglietti & Andronico, LLP

Tewksbury, Massachusetts
February 27, 2020